Exhibit 99.1

September 14, 2015	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS COMPLETES ACQUISITION OF DAVE’S KILLER BREAD

THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO) today announced it has completed the acquisition of Dave’s Killer Bread, the nation’s best-selling organic bread, from its shareholders, including members of the founding Dahl family and Goode Partners, for approximately $275 million in cash. Dave’s Killer Bread will operate as an independent subsidiary of Flowers Foods.

“We are firmly committed to staying true to the recipes, baking process, and other factors that have made Dave’s Killer Bread the best-selling organic bread in the U.S.,” said Allen L. Shiver, Flowers Foods’ president and chief executive officer. “Flowers’ resources will allow more consumers to find Dave’s Killer Bread in their markets, and with the deal now completed, we can begin working together to make that happen. We welcome the more than 300 Dave’s Killer Bread employee partners, who bring great expertise and enthusiasm to Flowers.”

John Tucker, Dave’s Killer Bread president and chief executive officer, sees more growth ahead. “We’ve got a brand that’s made for greatness: a killer recipe that’s powerfully different, a deep commitment to organic, non-GMO ingredients, and a team of partners poised to dial up our growth and take care of all of our fans, “ Tucker said. “Together with Flowers we’re going to blanket the U.S. with the best bread in the universe, and make good on our commitment to second chance employment.”

About Dave’s Killer Bread

Dave’s Killer Bread is the best-selling organic sliced bread in the U.S., with 17 varieties of whole grain organic bakery products and widespread distribution across the U.S. and Canada. One of the cleanest bread labels on bread shelves, DKB pioneered the organic seeded bread category. All its products are Certified USDA organic and Non-GMO Project Verified. DKB’s deep commitment to the power of second chances is helping transform lives and lead to positive, lasting change for its employee partners, one of three who have a criminal background. Learn more about the Flowers Foods announcement at: www.daveskillerbread.com/flowersQ&A

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States, with 2014 sales of $3.75 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Wonder, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: Marta Jones Turner (229) 227-2348; Media Contact: Paul Baltzer (229) 227-2380

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding the company’s plans, objectives, expectations and intentions with respect to the acquisition of Dave’s Killer Bread, the expected impact of the acquisition on the future earnings of the company, integration plans and expected business opportunities and benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to (a) the failure of the company to successfully integrate Dave’s Killer Bread or realize expected business opportunities and benefits; (b) competitive conditions in the baked foods industry, including promotional and price competition, (c) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (d) the success of productivity improvements and new product introductions, (e) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (f) fluctuations in commodity pricing, (g) energy and raw material costs and availability and hedging and counterparty risk, (h) our ability to fully integrate recent acquisitions into our business, (i) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value; (j) consolidation within the baking industry and related industries; (k) disruptions in our direct-store delivery system, including litigation or an adverse ruling from a court or regulatory or government body that could affect the independent contractor classification of our independent distributors, and (l) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

2